The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

March 2018

Preliminary Pricing Supplement

Dated March 8, 2018

Registration Statement No. 333-204908

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated April 29, 2016

and Product Supplement

dated May 2, 2016)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due on or about March 21, 2019

$• Based on the Performance of the Common Stock of United States Steel Corporation

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each determination date on which the closing price of the underlying equity is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying equity is equal to or greater than the call threshold level on any determination date, the securities will be redeemed early or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount and the contingent payment. However, if on any determination date the closing price of the underlying equity is less than the call threshold level, the securities will not be redeemed early and if that closing price is less than the downside threshold level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment. Furthermore, UBS has elected to deliver cash in lieu of shares, and investors will receive less than the stated principal amount if the securities are not redeemed early and the closing price of the underlying equity is less than the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying equity and the cash value investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying equity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying equity:	Common Stock of United States Steel Corporation (Bloomberg Ticker: “X”)
Aggregate principal amount:	$•
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately March 16, 2018
Original issue date:	Approximately March 21, 2018 (3 business days after the pricing date). We expect to deliver each offering of the Securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	Approximately March 21, 2019, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying equity is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

▪      If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay a quarterly contingent payment of $0.3313 (equivalent to 13.25% per annum of the stated principal amount) per security on the related contingent payment date.

▪      If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.

Determination dates:	June 18, 2018, September 17, 2018, December 17, 2018 and March 18, 2019, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, “— Final Determination Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to March 18, 2019 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates, as well as the final determination date and maturity date to ensure that the stated term of the securities remains the same.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	▪ If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date
	▪ If the final price is less than the downside threshold level:	the cash value
UBS has elected to deliver to you cash in lieu of shares, and your payment at maturity for each security will be the cash value.
Exchange ratio:	The stated principal amount divided by the initial price.
Cash value:	The exchange ratio multiplied by the final price.
Call threshold level:	$•, which is equal to 100.00% of the initial price
(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the accompanying product supplement).
Downside threshold level:

$•, which is equal to 60.00% of the initial price

(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the accompanying product supplement).

Initial price:

$•, which is equal to the closing price of the underlying equity on the pricing date

(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the accompanying product supplement).

Final price:	The closing price of the underlying equity on the final determination date.
CUSIP:	90280Y636
ISIN:	US90280Y6361
Listing:	The securities will not be listed on any securities exchange.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	1.25%(a) + 0.50%(b) 1.75%	98.25%
Total	$•	$•	$•

(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $0.175 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a) a fixed sales commission of $0.125 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b) a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information regarding plan of distribution (conflicts of interest)”.

The estimated initial value of the securities as of the pricing date is expected to be between $9.273 and $9.573. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS' internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see "Risk Factors - Fair value considerations" and "- Limited or no secondary market and secondary market price considerations" on pages 10 and 11 of this preliminary pricing supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 2, 2016	Prospectus dated April 29, 2016

Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm
▪	Product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001164/p35299512-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016, and references to the “accompanying product supplement” mean the UBS product supplement titled “Contingent Income Auto-Callable Securities”, dated May 2, 2016.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

March 2018	Page 2

Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Investment Summary

The Contingent Income Auto-Callable Securities due on or about March 21, 2019 Based on the Performance of the Common Stock of United States Steel Corporation, which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which is an amount equal to $0.3313 (equivalent to 13.25% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final price, is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying equity could remain less than the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

If the closing price is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent payment with respect to the final determination date. However, if the securities are not redeemed early and the final price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying equity, as compared to the initial price, on a 1 to 1 basis and investors will be entitled to receive the cash value, which will be equal to the exchange ratio multiplied by the final price. The cash value on the final determination date will be less than 60.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing some and, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in any appreciation of the underlying equity.

March 2018	Page 3

Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Key Investment Rationale

The securities offer the opportunity for investors to earn a quarterly contingent payment equal to 13.25% per annum of the stated principal amount per security, with respect to each determination date on which the closing price or the final price is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the applicable contingent payment, and the payment at maturity will vary depending on the final price, as follows:

Scenario 1

On any of the determination dates other than the final determination date, the closing price is equal to or greater than the call threshold level.

▪      The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪      Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 2

The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.

▪      The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.

▪      Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 3

The securities are not automatically redeemed early and the final price is less than the downside threshold level.

▪      The payment due at maturity will be the cash value.

▪      Investors will lose some and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose some and, in extreme situations all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment if the closing price is less than the downside threshold level on a determination date. The securities will not be subject to an early redemption if the closing price is less than the call threshold level on a determination date. If the securities are not redeemed early, you will lose some and, in extreme situations, all of your initial investment at maturity if the final price is less than the downside threshold level.

March 2018	Page 4

Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
▪	You believe the closing price of the underlying equity will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the quarterly contingent payments specified herein.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You would be willing to invest in the securities based on the contingent payment and the downside threshold level specified on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 1 year, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
▪	You believe that the price of the underlying equity will decline during the term of the securities and is likely to be less than the downside threshold level on the determination dates (including the final determination date).
▪	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You would be unwilling to invest in the securities based on the contingent payment or the downside threshold level specified on the cover hereof.
▪	You prefer to receive the dividends paid on the underlying equity or you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.
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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the applicable pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$50.00
Hypothetical Call Threshold Level:	$50.00, which is equal to 100% of the initial price
Hypothetical Downside Threshold Level:	$30.00, which is 60.00% of the initial price
Hypothetical Exchange Ratio*:	0.20, which is the stated principal amount divided by the hypothetical initial price
Hypothetical Quarterly Contingent Payment:	$0.3313 (equivalent to 13.25% per annum of the stated principal amount) per security
Stated Principal Amount:	$10.00 per security
*	UBS has elected to pay the cash value if the final price is less than the downside threshold level.

In Examples 1 and 2 the closing price of the underlying equity fluctuates over the term of the securities and the closing price of the underlying equity is equal to or greater than the hypothetical call threshold level of $50.00 on one of the determination dates (other than the final determination date). Because the closing price is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$50.00	—*	$10.3313	$45.00	$0.3313	N/A
#2	N/A	N/A	N/A	$32.00	$0.3313	N/A
#3	N/A	N/A	N/A	$60.00	—*	$10.3313
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price is equal to or greater than the call threshold level and the securities are redeemed early as a result.
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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation
▪	In Example 1, the securities are redeemed early following the first determination date as the closing price on the first determination date is equal to or greater than the call threshold level. You receive the early redemption amount, calculated as follows:

Stated Principal Amount + Contingent Payment = $10.00 + $0.3313 = $10.3313

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $10.3313 (a 3.313% total return on the securities).

▪	In Example 2, the securities are redeemed early following the tenth determination date as the closing price on the tenth determination date is equal to or greater than the call threshold level. As the closing price on the first, sixth and tenth determination date is equal to or greater than the downside threshold level, you receive the contingent payment of $0.3313 with respect to each such determination date. Following the tenth determination date, you receive an early redemption amount of $10.3313, which includes the quarterly contingent payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Further, although the underlying equity has appreciated by 20% from its initial price on the tenth determination date, you only receive $10.3313 per security and do not benefit from such appreciation. When added to the contingent payments of $0.6626 received in respect of prior determination dates, UBS will have paid you a total of $10.9939 per security for a 9.939% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$22.00	$0	N/A	$20.00	$0	N/A
#2	$18.00	$0	N/A	$12.00	$0	N/A
#3	$16.00	$0	N/A	$9.00	$0	N/A
Final Determination Date	$20.00	—*	N/A	$45.00	—*	N/A
Payment at Maturity	$4.00			$10.3313
*	The final contingent payment, if any, will be paid at maturity.

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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying equity remains less than the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying equity. As the final price is less than the downside threshold level, investors will receive the cash value at maturity, calculated as follows:

Cash Value = Exchange Ratio x Final Price

$4.00 = .20 x $20.00

In this example, your payment at maturity is significantly less than the stated principal amount. Your total return per security in this example is $4.00 (a 60.00% loss on the securities).

▪	In Example 4, the closing price of the underlying equity decreases to a final price of $45.00. Although the final price is less than the call threshold level, because the final price is equal to or greater than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.3313 = $10.3313

In this example, although the final price represents a 10.00% decline from the initial price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $10.3313 per security at maturity. Your total return per security in this example is $10.3313 (a 3.313% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed early, you may lose some or all of your initial investment. Specifically, if the securities are not redeemed early and the final price is less than the downside threshold level, UBS has elected to deliver to you the cash value, which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

The securities will not pay a contingent payment if the closing price is less than its downside threshold level on any determination date. The securities will not be subject to an early redemption if the closing price is less than its call threshold level on any determination date.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying equity, as compared to the initial price, on a 1 to 1 basis and you will receive for each security that you hold at maturity the cash value, which is equal to the exchange ratio multiplied by the final price. The cash value of those shares on the final determination date will be less than 60.00% of the stated principal amount and could be zero.
▪	The contingent payment, if any, is based solely on the closing prices of the underlying equity on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the closing price or the final price. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the closing price on a specific determination date or the final price, if that closing price or final price is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the closing price of the underlying equity was higher on other days during the term of the securities.
▪	You will not receive any contingent payment for any quarterly period where the closing price of the underlying equity on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a quarterly period only if the closing price is equal to or greater than the downside threshold level. If the closing price remains less than the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.
▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the pricing date that the closing price of such stock could close less than its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. However, while the contingent payment rate is set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying equity for your securities could fall sharply, which could result in the loss of all or a substantial portion of your initial investment.
▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose some or all of your initial investment.
▪	Single equity risk. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity, please see “Information about the Underlying Equity” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
▪	Fair value considerations.
o	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying equity, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the
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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation
securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
▪	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are,
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subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	Investors will not participate in any appreciation in the closing price of the underlying equity and will not have the same rights as holders of the underlying equity. Investors will not participate in any appreciation in the closing price of the underlying equity from the initial price, and the return on the securities will be limited to the contingent payment that is paid with respect to each determination date on which the closing price or the final price is equal to or greater than the downside threshold level. It is possible that the closing price of the underlying equity could be less than the downside threshold level on most or all of the determination dates so that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the securities are not redeemed early, you may lose some or all of your initial investment.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the early redemption feature of the securities. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial price and the final price and whether the closing price of the underlying equity on any determination date is equal to or greater than the call threshold level or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
▪	No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.
▪	We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.
▪	The antidilution protection of the underlying equity is limited and may be discretionary. The calculation agent may make adjustments to the initial price, exchange ratio, downside threshold level, call threshold level, and/or final price or any other term of the securities, for certain corporate events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
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▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying equity. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying equity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation.
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Information about the Underlying Equity

United States Steel Corporation

According to publicly available information, United States Steel Corporation (“U.S. Steel”) produces and sells steel products, including flat-rolled and tubular products, in North America and Europe. Operations in North America also include iron ore and coke production facilities, railroad services and real estate operations. Operations in Europe also include coke production facilities. U.S. Steel has three operating segments: Flat-Rolled Products, U.S. Steel Europe and Tubular Products. The Flat-Rolled Products segment includes U.S. Steel’s integrated steel plants and equity investees in the U.S. involved in the production of slabs, rounds, strip mill plates, sheets and tin mill products, as well as all iron ore and coke production facilities. The U.S. Steel Europe segment includes U. S. Steel’s integrated steel plant and coke production facilities in Slovakia. The Tubular Products segment includes U.S. Steel’s tubular production facilities, primarily in the U.S., and equity investees in the U.S. and Brazil. Information filed by U.S. Steel with the SEC can be located by reference to its SEC file number: 001-16811, or its CIK Code: 0001163302. U.S. Steel’s website is ussteel.com. U.S. Steel’s common stock is listed on the New York Stock Exchange under the ticker symbol “X.”

Information as of market close on March 7, 2018:

Bloomberg Ticker Symbol:	X UN <Equity>	52 Week High (on March 1, 2018):	$46.01
Current Stock Price:	$45.69	52 Week Low (on May 18, 2017):	$19.17
52 Weeks Ago (March 7, 2017):	$36.17

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the specified period. The closing price of the underlying equity on March 7, 2018 was $45.69. The associated graph shows the closing prices of the underlying equity for each day from January 1, 2008 to March 7, 2018. The dotted lines represent a hypothetical downside threshold level of $27.41 and a hypothetical call threshold level of $45.69, which are equal to 60.00% and 100.00%, respectively, of the closing price on March 7, 2018. The actual downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

United States Steel Corporation	High	Low	Period End
2014
First Quarter	$30.28	$23.70	$27.61
Second Quarter	$28.64	$22.73	$26.04
Third Quarter	$46.00	$25.97	$39.17
Fourth Quarter	$40.08	$26.19	$26.74
2015
First Quarter	$26.59	$20.58	$24.40
Second Quarter	$27.33	$20.62	$20.62
Third Quarter	$21.39	$10.20	$10.42
Fourth Quarter	$12.94	$7.09	$7.98
2016
First Quarter	$16.46	$6.67	$16.05
Second Quarter	$20.30	$13.25	$16.86
Third Quarter	$27.49	$15.91	$18.86
Fourth Quarter	$37.49	$16.42	$33.01
2017
First Quarter	$41.57	$31.33	$33.81
Second Quarter	$34.72	$19.17	$22.14
Third Quarter	$27.68	$21.45	$25.66
Fourth Quarter	$35.74	$24.98	$35.19
2018
First Quarter (Through March 7, 2018)	$46.01	$33.95	$45.69

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The Common Stock of United States Steel Corporation – Daily Closing Prices January 1, 2008 to March 7, 2018

This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities linked to the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

If you are able to sell your securities in the secondary market on the day following a determination date and before the applicable contingent payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as pre-paid derivative contracts with respect to the underlying equity. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the accompanying product supplement.

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Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax with respect to your investment in the securities.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the underlying equity issuer and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should consult your tax advisor regarding the potential treatment of the underlying equity issuer as a USRPHC and the securities as USRPI.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the securities are not “delta-one” with respect to the underlying equity, our counsel is of the opinion that the securities should not be delta one specified equity-

linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity or your securities, and following such occurrence your securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity or the securities. If you enter, or have entered, into other transactions in respect of the underlying equity or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act ("FATCA") generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity's jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source "fixed or determinable annual or periodical" income ("FDAP income"). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there may be no interest payments over the entire term of the securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

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It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.175 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $0.175 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.125 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair

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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation
value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 10 and 11 of this document.

Prohibition of Sales to EEA Retail Investors	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-866-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-800-233-1087.
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Contingent Income Auto-Callable Securities due on or about March 21, 2019 $• Based on the Performance of the Common Stock of United States Steel Corporation

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information about the Underlying Equity	14
Historical Information	15
Additional Information about the Securities	17

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-13
Risk Factors	PS-14
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-42
Supplemental U.S. Tax Considerations	PS-43
Certain ERISA Considerations	PS-50
Supplemental Plan of Distribution (Conflicts of Interest)	PS-51

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Contingent Income Auto-Callable Securities due on or about March 21, 2019

Preliminary Pricing Supplement dated March 8, 2018 (To Product Supplement dated May 2, 2016 and Prospectus dated April 29, 2016)

UBS Investment Bank UBS Securities LLC